Exhibit 99.1

SPESCOM SOFTWARE REPORTS FOURTH QUARTER AND YEAR END RESULTS

SAN DIEGO, CA, December 30, 2005—Spescom Software Inc., (OTCBB: SPCO), a leading provider of enterprise content and configuration management solutions, today reported unaudited results of operations for its fiscal fourth quarter and year ended September 30, 2005.

Revenue for the fourth quarter of 2005 totalled $1.2 million, with a net loss to common shareholders of ($1,634,000), or ($0.04) per diluted share after cumulative preferred dividends of $66,000. This compares to the fourth quarter of 2004, in which the company had revenues of $2.4 million and net income to common shareholders of $94,000, or $0.00 per share. The fourth quarter of 2005 includes a one-time restructuring charge of $203,000 related to employee terminations, along with expense of $140,000 in connection with extending the life of certain warrants.

For the year ended September 30, 2005, total revenue was $5.8 million, with a net loss to common shareholders of ($6,049,000) or ($0.17) per share after a deemed preferred dividend of $2,200,000 and cumulative preferred dividends of $301,000.  The deemed preferred dividend was based on the intrinsic value of convertible preferred stock and warrants issued in November 2004 as calculated under the Black-Scholes method. This compares to the previous fiscal year, with total revenues of $9.0 million and a net loss of ($223,000), or ($0.01) per share, after cumulative preferred dividends of $271,000.

Deferred revenue, which is primarily comprised of payments received in advance of performance of maintenance contracts, reached $3,026,000 at the end of FY2005, up from $1,919,000 or 58% from the same period a year ago and representing three quarters of sequential growth.

At September 30, 2005, the company’s contract backlog, which includes deferred revenue, reached $4,355,000, as compared to $2,599,000 at September 30, 2004, increasing 68%.

“This fiscal year, particularly the last few months, has marked a number of positive changes for Spescom,” noted Keith Stentiford, who was appointed Spescom Software’s CEO in August. “While we reduced costs of operations and invested heavily in marketing and sales in ‘05, we also achieved major milestones, like the release of our flagship eB software on the .Net platform. As a result, new order sales and new customers are climbing, including major contract wins with Constellation Energy, Aker Kvaener, and the City of Lancaster.

“Seeing opportunity, new partners have joined us, including marketing partner Siemens Chemtech.  In addition, the company closed an additional round of equity capital with M.A.G. Capital and Monarch Pointe Fund in October 2005.  We believe that all of these elements together set the stage for future growth and market expansion.”

Added John Low, Spescom’s CFO, “The build up in our backlog and deferred revenue is evidence that we are on the right track. The company’s total bookings for the year amounted to $7,581,000.  It is also notable that nearly half of FY2005’s non-maintenance bookings were achieved during the final quarter.”

About Spescom Software

Spescom Software is a leading provider of enterprise content and configuration management solutions. Spescom’s advanced software captures, manages and controls all enterprise content in context to the assets, products and processes that it relates to, resulting in improved customer satisfaction, productivity and safety. It achieves this through a tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability that enables the identification of all critical enterprise information, the effective management of change and other business processes and the maintaining of records to ensure regulatory compliance. Spescom is a Gold Certified Microsoft Partner.

Key customers include Constellation Energy, Continental Express, AmerenUE, City of Dayton, Lloyds Register of Shipping, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem, Fayetteville Public Works Commission and many others. www.spescomsoftware.com

Cautionary Statement

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Contact:

Keith Stentiford, CEO

John Low, CFO

Spescom Software, Inc.

Tel 858-625-3000

Ron Both/Geoffrey Plank

Liolios Group, Inc.

Tel 949-574-3860

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SPESCOM SOFTWARE INC.

Consolidated Statements of Operations

	For the three months		For the year
	ended September 30,		ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Licenses	$234,000	$860,000	$737,000	$3,897,000
Services and other	968,000	1,516,000	5,088,000	5,105,000
Total revenues	1,202,000	2,376,000	5,825,000	9,002,000

Cost of revenues:
Licenses	36,000	82,000	206,000	260,000
Services and other	483,000	556,000	2,232,000	2,249,000
Total cost of revenues	519,000	638,000	2,438,000	2,509,000

Gross profit	683,000	1,738,000	3,387,000	6,493,000

Operating expenses:
Research and development	168,000	385,000	852,000	1,393,000
Marketing and sales	1,116,000	748,000	3,799,000	2,949,000
General and administrative	781,000	391,000	1,994,000	1,965,000
	2,065,000	1,524,000	6,645,000	6,307,000

Income (loss) from operations	(1,382,000)	214,000	(3,258,000)	186,000

Interest and other income	—	8,000	1,000	13,000
Interest and other expense	(186,000)	(55,000)	(291,000)	(151,000)
Net income (loss)	(1,568,000)	167,000	(3,548,000)	48,000

Deemed preferred dividend	—	—	(2,200,000)	—
Cumulative preferred dividends	(66,000)	(73,000)	(301,000)	(271,000)

Net income (loss) to common shareholders	$(1,634,000)	$94,000	$(6,049,000)	$(223,000)

Basic net income (loss) per common share	$(0.04)	$0.00	$(0.17)	$(0.01)

Diluted net income (loss) per common share	$(0.04)	$0.00	$(0.17)	$(0.01)

Shares used in computing basic net income (loss) per common share	36,370,000	34,089,000	34,941,000	34,016,000

Shares used in computing diluted net income (loss) per common share	36,370,000	35,513,000	34,941,000	34,016,000

SPESCOM SOFTWARE INC.

Consolidated Balance Sheets

	September 30,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$285,000	$109,000
Receivables, net	613,000	954,000
Other current assets	72,000	209,000
Total current assets	970,000	1,272,000

Property and equipment, net	168,000	131,000
Computer software, net	477,000	—
Other assets	30,000	27,000
Total assets	$1,645,000	$1,430,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$374,000	$440,000
Payable to Spescom Ltd.	213,000	90,000
Preferred stock dividend payable to Spescom Ltd.	568,000	271,000
Accrued liabilities	1,407,000	1,226,000
Lease obligation — current portion	41,000	19,000
Deferred revenue	3,026,000	1,919,000
Total current liabilities	5,629,000	3,965,000

Long-term payable Spescom Ltd.	917,000	557,000
Lease obligation	59,000	44,000
Total liabilities	6,605,000	4,566,000

Total shareholders’ deficit	(4,960,000)	(3,136,000)

Total liabilities and shareholders’ deficit	$1,645,000	$1,430,000

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